Exhibit 99.1
NEWS RELEASE
  NEWS RELEASE

FOR RELEASE: IMMEDIATE
GATX CORPORATION ANNOUNCES ORGANIZATIONAL CHANGES
CHICAGO, IL, June 27, 2013 GATX Corporation (NYSE:GMT) today announced organizational changes within its Rail North America segment.
Thomas A. Ellman is appointed executive vice president and president, Rail North America. In this role, Mr. Ellman will continue to oversee the commercial activities of GATX's North American Rail business and will assume responsibility for its operational activities.
Michael T. Brooks is appointed senior vice president, operations and technology. Mr. Brooks will assume responsibility for Rail North America's maintenance operations in addition to his current role leading the information technology department.
Paul F. Titterton is appointed vice president and chief commercial officer, responsible for GATX's North American railcar sales, fleet, structured finance and customer experience activities. Mr. Brooks and Mr. Titterton will report to Mr. Ellman.
Brian A. Kenney, president and chief executive officer of GATX said, “These organizational changes will enable GATX to better serve its customers. The changes are reflective of our focus on striving to be recognized as the finest railcar leasing company in the world.”
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. Controlling one of the largest railcar fleets in the world, GATX has been providing quality railcars and services to its customers for 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company's website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Jennifer Van Aken
Director, Investor Relations
GATX Corporation
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(06/27/13)